POLONIA BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN

HUNTINGDON VALLEY, PA – January 24, 2013 – Polonia Bancorp, Inc. (NasdaqCM:PBCP) announced today that its board of directors approved the repurchase of up to 175,563 shares of the Company’s outstanding common stock, which is approximately 5% of outstanding shares. Purchases will be conducted through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., which plan will become effective following release of the Company’s report on earnings for the quarter and year ended December 31, 2013.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. There is no guarantee as to the exact number of shares to be repurchased by the Company. Repurchased shares will be held in treasury.

Contact:	Polonia Bancorp, Inc.

Paul D. Rutkowski, Chief Financial Officer

(215) 938-8800